July 15, 2008

Andrew Zaref Named Atrinsic’s CEO

Seasoned Financial Executive Brings over 20 Years of Business, Industry, and Capital Markets Experience to Atrinsic

NEW YORK—(BUSINESS WIRE)—New Motion, Inc., doing business as Atrinsic (NASDAQ: NWMO - News), a premier Internet media and mobile entertainment company, today announced that Andrew Zaref has joined the Company as its Chief Financial Officer effective July 14, replacing Dan Harvey, who will remain with Atrinsic in another senior level role reporting to Mr. Zaref.

Mr. Zaref served as an Executive Vice President and Chief Financial Officer of Westwood One, Inc., a NYSE-listed publicly traded provider of information services and programming to the radio, TV, and online industries in the United States. At Westwood One, Mr. Zaref was responsible for managing the financial affairs of the company under a Management Agreement between Westwood One and CBS Radio, Inc. Previously, he spent several years at KPMG LLP as a Partner servicing numerous clients in the Information, Entertainment, Communications, and Technology industries. Mr. Zaref is an alumnus of the State University of New York at Buffalo, a certified public accountant, and is involved in numerous professional and civic organizations.

Mr. Zaref added, “The convergence of mobile and Internet media represents one of the most significant market opportunities over the next few years. Atrinsic is a Company whose business model is uniquely positioned to capitalize on this opportunity, and I’m excited to join Atrinsic to support its growth platform as a public listed company.”

Burton Katz, the Company’s CEO, commented, “Andrew is a proven financial executive with a well-rounded track record of success with particular emphasis in investor relations, the integration of acquisitions, and the general management of global public companies. Coming from the radio industry Andrew brings a wealth of experience to our business model and understands how to manage rapid organic and acquisitive growth. We are excited to add a veteran like Andrew to the Atrinsic team and believe he will benefit our employees, customers and shareholders.”

About Atrinsic

Atrinsic (NASDAQ: NWMO - News) (New Motion, Inc. DBA Atrinsic) is one of the fastest growing digital advertising and entertainment networks in the United States. Atrinsic brings together the power of the Internet, the latest in mobile technology, and traditional marketing/advertising methodologies, creating a fully integrated vehicle for both entertainment content and brand-based and performance advertising. Entertainment content is organized into four strategic services — digital music, casual games, sweepstakes, and community/lifestyle. Brands include Altnet, a mobile legal music download service featuring original artists, GatorArcade, a premium online and mobile gaming site, Bid4Prizes, a low-bid mobile auction game, and iMatchUp, one of the first integrated web-mobile dating services. Feature-rich advertising services include a mobile ad network, extensive search capabilities, email marketing, one of the biggest publisher networks around at over 8,000 and growing, and proprietary entertainment content. Headed by a team of Internet, new media, entertainment and technology professionals, Atrinsic was founded in 2005 and is headquartered in New York with offices in Irvine, CA, Seattle, WA, and Moncton, Canada. For more information, please visit www.atrinsic.com.

Contact:
Hayden Communications
Brett Maas, 646-536-7331 (Investors)
brett@haydenir.com
or
Cameron Donahue, 651-653-1854
cameron@haydenir.com